Exhibit 99.1

Phillips 66 Reports Third-Quarter 2021 Financial Results

•Reported third-quarter earnings of $402 million or $0.91 per share; adjusted earnings of $1.4 billion or $3.18 per share
•Generated $2.2 billion of operating cash flow; $1.4 billion excluding working capital
•Delivered strong Midstream, Chemicals, and Marketing and Specialties earnings
•Significant improvement in Refining realized margins
•Paid off $500 million term loan
•Recently increased quarterly dividend to 92 cents per share
•Recently announced agreement to acquire all publicly held units of Phillips 66 Partners
•Announced greenhouse gas emissions reduction targets
•Expanded presence in the battery supply chain through strategic investment in NOVONIX

HOUSTON, Oct. 29, 2021 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces third-quarter 2021 earnings of $402 million, compared with earnings of $296 million in the second quarter of 2021. Excluding special items of $1.0 billion, primarily an impairment of the Alliance Refinery following Hurricane Ida, the company had adjusted earnings of $1.4 billion in the third quarter, compared with second-quarter adjusted earnings of $329 million.

“In the third quarter, we delivered a significant improvement in earnings and cash generation,” said Greg Garland, Chairman and CEO of Phillips 66. “Our Midstream, Chemicals, and Marketing and Specialties businesses continued to deliver strong results. In Refining, we saw a notable improvement in realized margins, operated well and navigated hurricane-related challenges.

“So far this year we have reduced debt by $1 billion, further strengthening our balance sheet. We recently increased the dividend, reflecting our confidence in the company’s strategy and cash flow recovery, as well as our commitment to a secure, competitive and growing dividend. We will continue to focus on debt repayment, disciplined capital allocation, and delivering attractive shareholder returns.

“Earlier this week we announced an agreement to buy-in Phillips 66 Partners. The transaction simplifies our structure and asset ownership across our integrated portfolio. We believe both PSX shareholders and PSXP unitholders will benefit from the combination.

“In addition, we recently announced our greenhouse gas emissions intensity reduction targets, demonstrating our commitment to sustainably providing energy today and in the future. Our targets are measurable, achievable and meaningful. We believe achieving the targets will drive value for shareholders and other stakeholders. We are expanding our presence in the battery supply chain through our investment in NOVONIX and announced a collaboration with Plug Power to identify and advance green hydrogen opportunities. We will continue to focus on lower-carbon initiatives that generate strong returns.”

Phillips 66 Reports Third-Quarter 2021 Financial Results
Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2021	Q2 2021	Q3 2021	Q2 2021
Transportation	$244	224	254	224
NGL and Other	354	79	357	83
DCP Midstream	31	9	31	9
Midstream	$629	312	642	316

Midstream third-quarter 2021 pre-tax income was $629 million, compared with $312 million in the second quarter of 2021. Midstream results in the third quarter included a $10 million impairment and $3 million of pension settlement expense. Second-quarter results included $4 million of pension settlement expense.

Transportation third-quarter adjusted pre-tax income of $254 million was $30 million higher than the second quarter, primarily due to higher equity earnings from the Bakken and Gray Oak pipelines.

NGL and Other adjusted pre-tax income was $357 million in the third quarter, compared with $83 million in the second quarter. The increase was primarily due to a $224 million unrealized investment gain related to NOVONIX, as well as inventory impacts.

The company’s equity investment in DCP Midstream, LLC generated third-quarter adjusted pre-tax income of $31 million, a $22 million increase from the prior quarter. The increase was mainly driven by improved margins and hedging impacts.

Chemicals

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q3 2021	Q2 2021	Q3 2021	Q2 2021
Olefins and Polyolefins	$611	562	613	593
Specialties, Aromatics and Styrenics	36	79	37	82
Other	(16)	(18)	(16)	(18)
Chemicals	$631	623	634	657

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals third-quarter 2021 pre-tax income was $631 million, compared with $623 million in the second quarter of 2021. Chemicals results in the third quarter included a $2 million reduction to equity earnings for pension settlement expense and $1 million of maintenance and repair costs related to Hurricane Ida. Second-quarter results included an $18 million reduction to equity earnings for pension settlement expense and $16 million of winter-storm-related maintenance and repair costs.

CPChem’s Olefins and Polyolefins (O&P) business contributed $613 million of adjusted pre-tax income in the third quarter, compared with $593 million in the second quarter. The $20 million increase was primarily due to higher polyethylene sales volumes driven by continued strong demand, partially offset by higher utility costs. Global O&P utilization was 102% for the quarter.

Phillips 66 Reports Third-Quarter 2021 Financial Results
CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed third-quarter adjusted pre-tax income of $37 million, compared with $82 million in the second quarter. The decrease was driven by lower margins.

Refining

	Millions of Dollars

	Pre-Tax (Loss)		Adjusted Pre-Tax Income (Loss)
	Q3 2021	Q2 2021	Q3 2021	Q2 2021
Refining	$(1,126)	(729)	184	(706)

Refining had a third-quarter 2021 pre-tax loss of $1.1 billion, compared with a pre-tax loss of $729 million in the second quarter of 2021. Refining results in the third quarter included a $1.3 billion impairment of the Alliance Refinery, as well as $12 million of pension settlement expense and $10 million of hurricane-related costs. Second-quarter results included $20 million of pension settlement expense and $3 million of winter-storm-related costs.

Refining had adjusted pre-tax income of $184 million in the third quarter, compared with an adjusted pre-tax loss of $706 million in the second quarter. The improvement was primarily due to higher realized margins. Third-quarter realized margins were $8.57 per barrel, up from $3.92 per barrel mainly due to higher market crack spreads, lower RIN costs and improved product differentials.

Pre-tax turnaround costs for the third quarter were $81 million, compared with second-quarter costs of $118 million. Crude utilization rate was 86% in the third quarter, down from 88% in the second quarter due to hurricane impacts. Clean product yield was 84% in the third quarter, up 2% from the second quarter.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2021	Q2 2021	Q3 2021	Q2 2021
Marketing and Other	$452	389	454	392
Specialties	93	87	93	87
Marketing and Specialties	$545	476	547	479

Marketing and Specialties (M&S) third-quarter 2021 pre-tax income was $545 million, compared with $476 million in the second quarter of 2021. M&S results included $2 million and $3 million of pension settlement expense in the third quarter and second quarter, respectively.

Adjusted pre-tax income for Marketing and Other was $454 million in the third quarter, an increase of $62 million from the second quarter. The increase was primarily due to higher international margins and volumes driven by the easing of COVID-19 restrictions. Refined product exports in the third quarter were 209,000 barrels per day (BPD).

Specialties generated third-quarter adjusted pre-tax income of $93 million, up from $87 million in the prior quarter, largely due to improved base oil margins.

Phillips 66 Reports Third-Quarter 2021 Financial Results

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q3 2021	Q2 2021	Q3 2021	Q2 2021
Corporate and Other	$(231)	(246)	(230)	(244)

Corporate and Other third-quarter 2021 pre-tax costs were $231 million, compared with pre-tax costs of $246 million in the second quarter of 2021. Pre-tax costs included $1 million and $2 million of pension settlement expense in the third quarter and second quarter, respectively.

In Corporate and Other, the $14 million decrease in adjusted pre-tax loss was driven by lower environmental and employee-related costs, partially offset by higher net interest expense.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $2.2 billion in cash from operations in the third quarter of 2021, including cash distributions from equity affiliates of $905 million. Excluding working capital impacts, operating cash flow was $1.4 billion.

During the quarter, Phillips 66 funded $552 million of capital expenditures and investments and paid $394 million in dividends. Additionally, Phillips 66 repaid its $500 million term loan due November 2023.

As of Sept. 30, 2021, Phillips 66 had $8.6 billion of liquidity, reflecting $2.9 billion of cash and cash equivalents and approximately $5.7 billion of total committed capacity under revolving credit facilities. Consolidated debt was $14.9 billion at Sept. 30, 2021, including $3.9 billion at Phillips 66 Partners. The company’s consolidated debt-to-capital ratio was 42% and its net debt-to-capital ratio was 37%.

Merger Agreement with Phillips 66 Partners

On Oct. 27, 2021, the company announced it has entered into an agreement to acquire all of the publicly held common units representing limited partner interest in Phillips 66 Partners not already owned by Phillips 66 and its affiliates. The agreement provides for 0.50 shares of Phillips 66 common stock to be issued for each Phillips 66 Partners common unit. Phillips 66 Partners’ preferred units will be converted into common units at a premium to the original issuance price prior to exchange for Phillips 66 common stock. The value of the transaction, which is expected to close in the first quarter of 2022, is $3.4 billion based on Oct. 26, 2021, market closing prices of both companies. Upon closing, the Partnership will be a wholly owned subsidiary of Phillips 66 and will no longer be a publicly traded partnership.

Strategic Update

In Midstream, Phillips 66 Partners recently completed construction of the C2G Pipeline, a 16 inch ethane pipeline that connects its Clemens Caverns storage facility to petrochemical facilities in Gregory, Texas, near Corpus Christi, Texas. The pipeline is expected to begin commercial operations in the fourth quarter of 2021 and is backed by long-term commitments.

Phillips 66 Reports Third-Quarter 2021 Financial Results
At the Sweeny Hub, Phillips 66 resumed construction of Frac 4 in July. The 150,000-BPD fractionator is expected to be completed in the fourth quarter of 2022 and will increase Sweeny Hub fractionation capacity to 550,000 BPD. The fractionators are supported by long-term commitments.

In Chemicals, CPChem and Qatar Energy are jointly pursuing development of petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. CPChem expects to make a final investment decision for its U.S. Gulf Coast project in 2022.

CPChem is expanding its alpha olefins business with a second world-scale unit to produce 1-hexene, a critical component in high-performance polyethylene. The 266,000 metric tons per year unit will be located in Old Ocean, Texas, near its Sweeny facility. The project will utilize CPChem’s proprietary technology and is expected to start up in 2023.

In August, CPChem received 24 safety awards from the Texas Chemical Council for excellence in safety performance across eight of its sites. The awards reaffirm CPChem’s longstanding commitment to operating excellence.

Phillips 66 is advancing its plans at the San Francisco Refinery in Rodeo, California, to meet the growing demand for renewable fuels. The hydrotreater feedstock flexibility project reached full rates of 8,000 BPD (120 million gallons per year) of renewable diesel in July. Separately, subject to permitting and approvals, the Rodeo Renewed refinery conversion project is expected to be finished in early 2024. Upon completion, the facility will initially have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower-carbon transportation fuels.

The Alliance Refinery sustained significant impacts from Hurricane Ida and is expected to remain shut down through the fourth quarter of 2021. The company continues to assess future strategic options for the refinery.

In Marketing, Phillips 66 is converting 600 branded retail sites in California to sell renewable diesel produced by the Rodeo facility. In Switzerland, the Phillips 66 COOP retail joint venture is adding hydrogen fueling stations. Phillips 66 is exploring additional opportunities with hydrogen and electric vehicle charging to support European low-carbon goals and growing demand for sustainable fuels.

In September 2021, Phillips 66 announced a set of company-wide greenhouse gas emissions reduction targets that are impactful, attainable and measurable. By 2030, the company expects to reduce GHG emissions intensity by 30% for Scope 1 and 2 emissions from its operations and by 15% for Scope 3 emissions from its energy products, below 2019 levels.

The targets build on the company’s lower-carbon strategy and leverage its Emerging Energy business platform, through which Phillips 66 continues to advance its efforts in renewable fuels, batteries, carbon capture and hydrogen. Recent announcements include:

•Expanding its presence in the battery supply chain. In September 2021, Phillips 66 acquired a 16% stake in NOVONIX Ltd., an ASX-listed company with operations in the United States and Canada that develops technology and supplies materials for lithium-ion batteries. The investment by Phillips 66 supports an expansion of 30,000 metric tons per year of additional synthetic graphite production capacity at NOVONIX’s Chattanooga, Tennessee plant, bringing the plant’s total capacity to 40,000 metric tons per year. The expansion is expected to be completed in 2025.

Phillips 66 Reports Third-Quarter 2021 Financial Results

•Collaborating on the development of low-carbon hydrogen opportunities. In October 2021, Phillips 66 signed a memorandum of understanding with Plug Power Inc., a leading provider of global green hydrogen solutions. The companies will focus on scaling low-carbon hydrogen throughout the industrial and mobility sectors, while advancing the development of hydrogen-related infrastructure. They will also explore ways to deploy Plug Power’s technology and equipment within Phillips 66’s operations.

Phillips 66 Reports Third-Quarter 2021 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2021			2020
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$629	312	1,017	146	(232)
Chemicals	631	623	1,408	231	442
Refining	(1,126)	(729)	(2,895)	(1,903)	(5,042)
Marketing and Specialties	545	476	1,311	415	1,214
Corporate and Other	(231)	(246)	(728)	(239)	(655)
Pre-Tax Income (Loss)	448	436	113	(1,350)	(4,273)
Less: Income tax expense (benefit)	(40)	62	(110)	(624)	(1,053)
Less: Noncontrolling interests	86	78	179	73	216
Phillips 66	$402	296	44	(799)	(3,436)

Adjusted Earnings (Loss)
	Millions of Dollars
	2021			2020
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$642	316	1,234	354	1,059
Chemicals	634	657	1,475	132	414
Refining	184	(706)	(1,548)	(970)	(2,238)
Marketing and Specialties	547	479	1,316	417	1,198
Corporate and Other	(230)	(244)	(725)	(213)	(634)
Pre-Tax Income (Loss)	1,777	502	1,752	(280)	(201)
Less: Income tax expense (benefit)	286	95	297	(352)	(518)
Less: Noncontrolling interests	88	78	232	73	192
Phillips 66	$1,403	329	1,223	(1)	125

Phillips 66 Reports Third-Quarter 2021 Financial Results
About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Headquartered in Houston, the company has 14,100 employees committed to safety and operating excellence. Phillips 66 had $56 billion of assets as of Sept. 30, 2021. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the continuing effects of the COVID-19 pandemic and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities, expropriation of assets, and other political, economic or diplomatic developments, including those caused by public health issues and international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); the operation, financing and distribution decisions of equity affiliates we do not control; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Third-Quarter 2021 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Third-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	2021			2020
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$402	296	44	(799)	(3,436)
Pre-tax adjustments:
Impairments	1,298	—	1,496	1,139	4,145
Impairments by equity affiliates	—	—	—	—	15
Pending claims and settlements	—	—	—	—	(37)
Certain tax impacts	—	—	—	—	(8)
Pension settlement expense	20	47	67	17	55
Hurricane-related costs	11	—	11	15	15
Winter-storm-related costs	—	19	65	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	(101)	(29)
Asset dispositions	—	—	—	—	(84)
Tax impact of adjustments*	(323)	(16)	(387)	(262)	(545)
Other tax impacts	(3)	(17)	(20)	(10)	10
Noncontrolling interests	(2)	—	(53)	—	24
Adjusted earnings (loss)	$1,403	329	1,223	(1)	125
Earnings (loss) per share of common stock (dollars)	$0.91	0.66	0.08	(1.82)	(7.83)
Adjusted earnings (loss) per share of common stock (dollars)†	$3.18	0.74	2.76	(0.01)	0.27

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$629	312	1,017	146	(232)
Pre-tax adjustments:
Impairments	10	—	208	204	1,365
Pension settlement expense	3	4	7	3	8
Hurricane-related costs	—	—	—	1	1
Winter-storm-related costs	—	—	2	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	—	1
Asset dispositions	—	—	—	—	(84)
Adjusted pre-tax income	$642	316	1,234	354	1,059
Chemicals Pre-Tax Income	$631	623	1,408	231	442
Pre-tax adjustments:
Impairments by equity affiliates	—	—	—	—	15
Pension settlement expense	2	18	20	—	—
Hurricane-related costs	1	—	1	2	2
Winter-storm-related costs	—	16	46	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	(101)	(45)
Adjusted pre-tax income	$634	657	1,475	132	414

Phillips 66 Reports Third-Quarter 2021 Financial Results

	Millions of Dollars
	Except as Indicated
	2021			2020
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Refining Pre-Tax Loss	$(1,126)	(729)	(2,895)	(1,903)	(5,042)
Pre-tax adjustments:
Impairments	1,288	—	1,288	910	2,755
Pension settlement expense	12	20	32	12	38
Hurricane-related costs	10	—	10	11	11
Winter-storm-related costs	—	3	17	—	—
Adjusted pre-tax income (loss)	$184	(706)	(1,548)	(970)	(2,238)
Marketing and Specialties Pre-Tax Income	$545	476	1,311	415	1,214
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(37)
Pension settlement expense	2	3	5	1	5
Lower-of-cost-or-market inventory adjustments	—	—	—	—	15
Hurricane-related costs	—	—	—	1	1
Adjusted pre-tax income	$547	479	1,316	417	1,198
Corporate and Other Pre-Tax Loss	$(231)	(246)	(728)	(239)	(655)
Pre-tax adjustments:
Impairments	—	—	—	—	25
Certain tax impacts	—	—	—	—	(8)
Pension settlement expense	1	2	3	1	4
Adjusted pre-tax loss	$(230)	(244)	(725)	(238)	(634)

*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.
†QTD 2021 and YTD 2021 are based on adjusted weighted-average diluted shares of 441,454 thousand 440,263 thousand, respectively. YTD 2020 is based on adjusted weighted-average diluted shares outstanding of 440,156 thousand and other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Third-Quarter 2021 Financial Results

Millions of Dollars
Except as Indicated
September 30, 2021
Debt-to-Capital Ratio
Total Debt	$14,910
Total Equity	20,597
Debt-to-Capital Ratio	42%
Total Cash	$2,897
Net Debt-to-Capital Ratio	37%

	Millions of Dollars
	Except as Indicated
	2021
	Q3	Q2
Realized Refining Margins
Loss before income taxes	$(1,126)	(729)
Plus:
Taxes other than income taxes	44	76
Depreciation, amortization and impairments	1,504	220
Selling, general and administrative expenses	55	49
Operating expenses	943	922
Equity in (earnings) losses of affiliates	(27)	67
Other segment (income) expense, net	7	(24)
Proportional share of refining gross margins contributed by equity affiliates	220	167
Realized refining margins	$1,620	748
Total processed inputs (thousands of barrels)	168,739	170,967
Adjusted total processed inputs (thousands of barrels)*	188,958	190,690
Loss before income taxes (dollars per barrel)**	$(6.67)	(4.26)
Realized refining margins (dollars per barrel)***	$8.57	3.92
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Loss before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.